Exhibit 4.1

EXECUTION COPY

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 16, 2006, by and among New Alberto-Culver LLC, a Delaware limited liability company and successor to the company formerly named Alberto-Culver Company (“Alberto-Culver LLC”), Alberto-Culver Company, a Delaware corporation formerly known as New Aristotle Holdings, Inc. (“Guarantor”), and The Bank of New York Trust Company, N.A., as successor in interest to J.P. Morgan Trust Company, N.A., successor in interest to Bank One, N.A., formerly The First National Bank of Chicago, as trustee (the “Trustee”) under the Indenture, dated as of June 10, 1998, between Alberto-Culver LLC and the Trustee, as amended and supplemented by the First Supplemental Indenture, dated as of October 5, 2006 (as so amended and supplemented, the “Indenture”).

W I T N E S S E T H

WHEREAS, Alberto-Culver LLC has executed and delivered the Indenture, under which there were issued $120,000,000 of aggregate principal amount of Alberto-Culver LLC’s 6.375% Debentures due June 15, 2028 (the “Alberto-Culver LLC Debentures”) in accordance with the terms of the Indenture;

WHEREAS, Alberto-Culver LLC entered into the Investment Agreement, dated as of June 19, 2006, as amended, among Alberto-Culver LLC, New Aristotle Company, Sally Holdings, Inc. (“Sally”), New Sally Holdings, Inc. (“New Sally”) and CDRS Acquisition LLC (the “Investment Agreement”);

WHEREAS, pursuant to the Investment Agreement, Alberto-Culver LLC agreed, among other things and subject to the terms and conditions of the Investment Agreement, to the distribution of all of the issued and outstanding shares of common stock of Guarantor on a pro rata basis to the holders of record of New Sally common stock upon the terms and subject to the conditions set forth in the Separation Agreement, dated as of June 19, 2006, as amended, among Alberto-Culver LLC, New Sally, Sally and Guarantor; and

WHEREAS, this Supplemental Indenture amends the Indenture, pursuant to Section IX.1 thereof, to provide for the full and unconditional guarantee by the Guarantor of the full and punctual payment, when due, of the principal of, premium, if any, and interest on the Alberto-Culver LLC Debentures previously issued under the Indenture and outstanding on the date of this Supplemental Indenture, and the full and punctual performance within any applicable grace period of all other obligations of Alberto-Culver LLC under the Alberto-Culver LLC Debentures or under the Indenture as applicable to the Alberto-Culver LLC Debentures (the “Debentures Guarantee”).

NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Alberto-Culver LLC Debentures:

ARTICLE I

DEFINITIONS

Capitalized terms used herein but not defined herein shall have the specified meanings therefor set forth in the Indenture.

ARTICLE II

GUARANTEE

SECTION 2.01. Subject to the provisions of the Indenture and any supplemental indenture thereto, Guarantor hereby irrevocably and unconditionally guarantees to each Holder of a Alberto-Culver LLC Debenture outstanding on the date hereof or any Alberto-Culver LLC Debenture thereafter authenticated and delivered by the Trustee and to the Trustee and its successors and assigns: (i) the full payment of principal of (and premium, if any) and interest on the Alberto-Culver LLC Debentures when due, whether at maturity, by acceleration or otherwise, (ii) in case of any extension of time in payment or renewal of any Alberto-Culver LLC Debentures or pursuant to any cure period provisions of the Alberto-Culver LLC Debentures or the Indenture, the full payment when due in accordance with the terms of the extension or renewal or cure period, (iii) the full and punctual payment of all other monetary obligations of Alberto-Culver LLC under the Indenture with respect to the Alberto-Culver LLC Debentures and (iv) the full and punctual performance within any applicable grace period of all other obligations of Alberto-Culver LLC under the Indenture with respect to the Trustee or the Alberto-Culver LLC Debentures. Guarantor agrees that this is a guarantee of payment and not a guarantee of collection. For the avoidance of doubt, the Debentures Guarantee does not extend to nor shall it benefit the Holder of any Security issued under the Indenture other than the Alberto-Culver LLC Debentures, including any Security authorized and issued after the date hereof, unless the terms of such Security specifically make this Debentures Guarantee applicable thereto and Guarantor consents to such application.

Guarantor hereby agrees that its obligations with regard to the Debentures Guarantee shall be unconditional, irrespective of any circumstances which might otherwise constitute a legal or equitable defense of a guarantor. In the event of a default in the payment of principal, interest or premium (if any), the Trustee or any Holder of a Alberto-Culver LLC Debenture may seek to enforce the Debentures Guarantee against Guarantor without first proceeding against Alberto-Culver LLC. Guarantor further, to the extent permitted by law, hereby waives (a) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or the failure of the Trustee, the Holders or Alberto-Culver LLC (each a “Benefitted Party”) to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person, (b) notice of the existence, creation or incurring of any new or additional indebtedness or obligation, (c) any defense based upon an election of remedies by a Benefitted Party, including, but not limited to, an election law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, (d) any defense arising because of a Benefitted Party’s election, in any proceeding instituted under Federal bankruptcy law, of the application of 11 U.S.C. Section 1111(b)(2) or (e) any defense based on any borrowing or grant of a security interest under 11 U.S.C. Section 364. Guarantor hereby covenants that the Debentures Guarantee shall not be discharged except by complete payment of principal, interest and premium (if any) in accordance with the provisions contained in the Alberto-Culver LLC Debentures, the Debentures Guarantee, the Indenture and any supplemental indenture thereto.

If any Holder or the Trustee is required by any court or otherwise to return to either Alberto-Culver LLC or Guarantor, or any custodian acting in relation to either Alberto-Culver LLC or Guarantor, any amount paid by Alberto-Culver LLC or Guarantor to the Trustee or such Holder, the Debentures Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders or the Trustee in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

The Debentures Guarantee is a continuing guarantee and shall remain in full force and effect and shall be binding upon Guarantor and its successors and assigns until full and final payment of all of principal, interest and premium (if any) under the Alberto-Culver LLC Debentures and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

Guarantor acknowledges that it will receive direct and indirect benefits from the arrangements contemplated by this Second Supplemental Indenture.

SECTION 2.02. RELEASES.

(a) In the event that the indebtedness on all outstanding Alberto-Culver LLC Debentures shall have been deemed satisfied pursuant to the Indenture (including Section IV.1 thereof), the Guarantor shall thereby become released from and relieved of its Debentures Guarantee and all its other obligations hereunder, the Debentures Guarantee and such other obligations shall be of no further force or effect, and upon request of the Guarantor, accompanied by an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the release of the Debentures Guarantee have been complied with, the Trustee shall execute and deliver to the Guarantor a satisfaction and discharge with respect to the Debentures Guarantee and such other obligations and the Trustee shall execute any other documents reasonably required to evidence the release of the Guarantor from the Debentures Guarantee and such other obligations.

(b) In the event that (i) there is effected a sale or other disposition of all or substantially all the assets of Alberto-Culver LLC (as a result of a sale or other disposition of assets or securities, a merger or consolidation or otherwise) to an entity that is not immediately after giving effect to such transaction an Affiliate of Guarantor or (ii) at any time Guarantor ceases to Beneficially Own Voting Stock carrying at least a majority of the Voting Power of all the then outstanding Voting Stock of Alberto-Culver LLC (as a result of a sale or other disposition of capital stock, a merger or consolidation or otherwise), then the Guarantor shall thereupon become released and relieved of its Debentures Guarantee and all its other obligations hereunder, and all provisions referencing or relating to the Guarantor, the Debentures Guarantee or such other obligations shall be of no further force or effect, and upon the request of the

Guarantor, accompanied by an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the release of the Debentures Guarantee have been complied with, the Trustee shall execute and deliver to the Guarantor a satisfaction and discharge with respect to the Debentures Guarantee and such other obligations and the Trustee shall execute any other documents reasonably required to evidence the release of the Guarantor from the Debentures Guarantee and such other obligations. For purposes of this Section only, (i) “Beneficially Own” shall have the meaning specified in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) “Voting Stock” shall mean, as to any Person, capital stock or other equity interests of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person, (iii) “Voting Power” shall mean, as to any Voting Stock of a Person at any time, the number of votes the holder of such Voting Stock is entitled to cast for directors, managers or other voting members of the governing body of such Person at any meeting of the holders of Voting Stock held at such time for such purpose, and (iv) “Affiliate” shall have the meaning specified in Rule 12b-2 under the Exchange Act.

(c) For the avoidance of doubt, the Debentures Guarantee shall terminate upon (i) the merger or consolidation of Alberto-Culver LLC with the Guarantor or (ii) the sale or other disposition of all or substantially all the assets of Alberto-Culver LLC by Alberto-Culver LLC to the Guarantor, and the Guarantor shall thereupon become released from and relieved of all its other obligations hereunder, the Debentures Guarantee and such other obligations shall be of no further force or effect, and upon request of the Guarantor, accompanied by an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the release of the Debentures Guarantee have been complied with, the Trustee shall execute and deliver to the Guarantor a satisfaction and discharge with respect to the Debentures Guarantee and such other obligations and the Trustee shall execute any other documents reasonably required to evidence the release of the Guarantor from the Debentures Guarantee and such other obligations.

SECTION 2.03. SUCCESSORS AND ASSIGNS. Except as provided in Section 2.02, this Article II shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Supplemental Indenture and in the Alberto-Culver LLC Debentures shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Supplemental Indenture.

SECTION 2.04. NO WAIVER, ETC. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article II shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article II at law, in equity, by statute or otherwise.

ARTICLE III

MISCELLANEOUS

SECTION 3.01. EFFECTIVENESS OF SUPPLEMENTAL INDENTURE. This Supplemental Indenture shall become operative immediately prior to the closing of the Transactions (as defined in the First Supplemental Indenture) (the “Operative Time”), following which Alberto-Culver LLC will notify the Trustee that such Operative Time has occurred.

SECTION 3.02. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly set forth herein, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

SECTION 3.03. CONCERNING THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Alberto-Culver LLC and Guarantor. The Trustee enters into this Supplemental Indenture in reliance on delivery of an Officers’ Certificate and Opinion of Counsel, as contemplated by Section IX.3 of the Indenture, and subject to Section VI.1 of the Indenture makes no independent determination that this Supplemental Indenture is authorized or permitted by the Indenture. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of the Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein. Alberto-Culver LLC agrees to pay all amounts due to the Trustee under Section VI.7 of the Indenture arising under or in connection with this Supplemental Indenture.

SECTION 3.04. GOVERNING LAW. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof.

SECTION 3.05. EFFECT OF HEADINGS. The Article and Section headings herein are for convenience only and shall not affect the construction thereof.

SECTION 3.06. COUNTERPARTS. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

NEW ALBERTO-CULVER LLC

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	Senior Vice President,
General Counsel and Secretary

ALBERTO-CULVER COMPANY, as Guarantor

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	Senior Vice President,
General Counsel and Secretary

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ Sharon McGrath
Name:	Sharon McGrath
Title:	Vice President

[Signature Page to Second Supplemental Indenture]